Exhibit 5.1

August 25, 2009	Mayer Brown, LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrown.com

YUM! Brands, Inc.
1441 Gardiner Lane
Louisville, Kentucky 40213

Re:          YUM! Brands, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to YUM! Brands, Inc., a North Carolina corporation (the “Company”), in connection with the offer and sale of $250,000,000 aggregate principal amount of 4.25% Senior Notes due 2015 (the “2015 Notes”) and $250,000,000 aggregate principal amount of 5.30% Senior Notes due 2019 (the “2019  Notes” and, together with the 2015 Notes, the “Securities”) as set forth in the Prospectus Supplement dated August 20, 2009 (the “Prospectus Supplement”) as filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended.

Each series of the Securities will be issued under an Indenture, dated as of May 1, 1998, between the Company and The Bank of New York Mellon Trust Company, N.A. (successor in interest to the First National Bank of Chicago), as Trustee (the “Indenture”).

As special counsel to the Company, we have examined originals or copies certified or otherwise identified to our satisfaction of the Company’s Restated Articles of Incorporation, the Company’s Amended and Restated Bylaws, resolutions of the Company’s Board of Directors and such Company records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that upon the due execution, authentication, issuance and delivery of the Securities of each series, and the receipt of the consideration therefor set forth in the Prospectus Supplement, the Securities of such series will be valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity.

Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia).

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to being named in the Prospectus Supplement under the caption “Legal Matters” with respect to the matters stated therein.

Very truly yours,

/s/ Mayer Brown LLP
MAYER BROWN LLP